Exhibit 4.9

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Extreme Networks, Inc. (“we,” “us,” “our” and the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.  The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, each of which are filed as exhibits to the Annual Report on Form 10-K, of which this exhibit is a part, and to the applicable provisions of Delaware law. We encourage you to read our amended and restated certificate of incorporation and our amended and restated bylaws and the applicable provisions of Delaware law for more information.

General

Our authorized capital stock consists of 752,000,000 shares, consisting of 750,000,000 shares of common stock, $0.001 par value, and 2,000,000 shares of preferred stock, $0.001 par value.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. All elections shall be determined by a plurality of the votes cast, and all other matters shall be determined by a majority of the votes cast affirmatively or negatively on the matter; provided, however, that the affirmative vote of holders of at least 66-2/3% of the voting power of all of the then outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, will be required to take certain actions, including amending certain provisions of our amended and restated certificate of incorporation.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are fully paid and nonassessable.

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Stockholder Rights Plan

The provisions of the Stockholder Rights Plan could have the effect of delaying, deferring, or preventing a change of control of the Company and could discourage bids for the Company’s common stock at a premium over the market price of the Company’s common stock. On April 27, 2001, we adopted a stockholder rights plan, which we amended and restated on April 26, 2012 (as amended, the “Restated Rights Plan”). The plan was implemented by declaring a dividend distribution of one one-thousandth of our series A preferred stock for each outstanding share of common stock. The distribution was paid as of May 14, 2001, to stockholders of record on that date. Each right entitles the registered holder to purchase from the Company one one-thousandth of a share of our series A preferred stock, $0.001 par value, at a price of $150.00 per right (each a “Right”).

The Restated Rights Plan is designed to reduce the likelihood that the Company will experience an ownership change by discouraging any person (together with such person’s affiliates and associates), without the approval of the board of directors, from acquiring 4.95% or more of the outstanding common stock, or, if any person (together with such person’s affiliates and associates) already beneficially owns in excess of 4.95% or more of the outstanding common stock, from acquiring more shares of common stock, other than by exercise or conversion of currently existing warrants or as a result of a redemption of shares of common stock by the Company. There is no guarantee that the Restated Rights Plan will prevent the Company from experiencing an ownership change.

The following description of the Restated Rights Plan is qualified in its entirety by reference to the text of the Restated Rights Plan and thus should be read together with the full text of the Restated Rights Plan. The text of Amendment No. 8 was filed with the SEC as an Exhibit to the Annual Report on Form 10-K, of which this exhibit is a part. The material terms of the Restated Rights Plan were incorporated by reference into the Annual Report on Form 10-K, of which this exhibit is a part. We urge you to read carefully the Restated Rights Plan in its entirety, as the description below is only a summary.

Nature of Right:	When exercisable, each Right will initially entitle the holder to purchase one one-thousandth of a share of Preferred Stock.

Means of Distribution:

The Rights will be distributed to holders of the Company’s outstanding common stock at a dividend of one Right for each share of common stock. The Rights will also be attached to all future issuances of common stock prior to the Distribution Date.

Exercise Price:

$150.00 per one one-thousandth of a share of Preferred Stock, which is the amount that in the judgment of the Board represents the long-term value of the common stock over the term of the Restated Rights Plan (the “Exercise Price”).

Term:	The Rights will expire upon the earlier of (i) May 31, 2021 or (ii) redemption or exchange by the Company as described in the Rights Plan.

Redemption of Rights:	Rights are redeemable at a price of $.001 per Right, by the vote of the Board, at any time until the occurrence of a Flip-In Event (defined below).

Preferred Stock:

The Preferred Stock purchasable upon exercise of the Rights will be nonredeemable and junior to any other series of preferred stock the Company may issue (unless otherwise provided in the terms of such other series). Each share of Preferred Stock will have a preferential cumulative quarterly dividend in an amount equal to the greater of (a) $3,750 or (b) 1,000 times the dividend declared on each share of common stock. In the event of liquidation, the holders of Preferred Stock will receive a preferred liquidation payment equal to the greater of (a)

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$150,000 per share, plus accrued dividends to the date of distribution, whether or not earned or declared, or (b) an amount per share equal to 1,000 times the aggregate payment to be distributed per share of common stock. Each share of Preferred Stock will have 1,000 votes, voting together with the shares of common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged for or changed into other securities, cash and/or other property, each share of Preferred Stock will be entitled to receive 1,000 times the amount and type of consideration received per share of common stock. The rights of the Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. Fractional shares (in integral multiples of one one-thousandth) of Preferred Stock will be issuable; however, the Company may elect to distribute depositary receipts in lieu of such fractional shares. In lieu of fractional shares other than fractions that are multiples of one one-thousandth of a share, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise. Because of the nature of the Preferred Stock’s dividend, liquidation and voting rights, the value of one one-thousandth of a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of common stock.

Rights in Event of Self-Dealing Transaction or Acquisition of Substantial Amount of common stock:

In the event that an Acquiring Person engages in certain self-dealing transactions or becomes a beneficial owner of 4.95% or more of the outstanding common stock (“Flip-In Events”), a holder of a Right thereafter has the right to purchase, upon payment of the then current Exercise Price, in lieu of one one-thousandth of a share of Preferred Stock, such number of shares of common stock having a market value at the time of the transaction equal to the Exercise Price divided by one-half the Current Market Price (as defined in the Restated Rights Plan) of the common stock. Notwithstanding the foregoing, Rights held by the Acquiring Person or any associate or affiliate thereof or certain transferees will be null and void and no longer be transferable.

Self-dealing transactions are defined to include a consolidation, merger or other combination of an Acquiring Person with the Company in which the Company is the surviving corporation, the transfer of assets to the Company in exchange for securities of the Company, the acquisition of securities of the Company (other than in a pro rata distribution to all stockholders), the sale, purchase, transfer, distribution, lease, mortgage, pledge or acquisition of assets by the Acquiring Person to, from or with the Company on other than an arm’s length basis, compensation to an Acquiring Person for services (other than for employment as a regular or part-time employee or director on a basis consistent with the Company’s past practice), a loan or provision of other financial assistance (except proportionately as a stockholder) to an Acquiring Person or the licensing, sale or other transfer of proprietary technology or know-how from the Company to the Acquiring Person on terms not approved by the Board or a reclassification, recapitalization or other transaction with the effect of increasing by more than 1% the Acquiring Person’s proportionate share of any class of securities of the Company.

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Rights in Event of Business Combination:

If, following the occurrence of a Flip-In Event, the Company is acquired by any person in a merger or other business combination transaction in which the common stock is exchanged or converted or in which the Company is not the surviving corporation, or 50% or more of its assets or earnings power are sold to any person, each holder of a Right (other than an Acquiring Person, or affiliates or associates thereof) shall thereafter have the right to purchase, upon payment of the then current Exercise Price, such number of shares of common stock of the acquiring company having a current market value equal to the Exercise Price divided by one-half the Current Market Price of such common stock.

Exchange Option:

In the event (i) any person or group becomes an Acquiring Person or (ii) any of the types of transactions, acquisitions or other events described above as self-dealing transactions occur, and prior to the acquisition by such person or group of 50% or more of the outstanding shares of common stock, the Board may require all or any portion of the outstanding Rights (other than Rights owned by such Acquiring Person which have become void) to be exchanged for common stock on a pro rata basis, at an exchange ratio of one share of common stock or one one-thousandth of a share of Preferred Stock (or of a share of a class or series of the Company’s Preferred Stock having equivalent rights, preferences and privileges) per Right (subject to adjustment).

Fractional Shares:

No fractional shares of common stock will be issued upon exercise of the Rights and, in lieu thereof, a payment in cash will be made to the holder of such Rights equal to the same fraction of the current market value of a share of common stock.

Adjustment:

The Exercise Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above). The number of Rights associated with each share of common stock is also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the Distribution Date.

Rights as Stockholder:	The Rights themselves do not entitle the holder thereof to any rights as a stockholder, including, without limitation, voting rights or the right to receive dividends.

Amendment of Rights:

Until the Rights become nonredeemable, the Company may, except with respect to the redemption price, amend the Restated Rights Plan in any manner. After the Rights become nonredeemable, the Company may amend the Restated Rights Plan to cure any ambiguity, to correct or

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supplement any provision which may be defective or inconsistent with any other provisions, to shorten or lengthen any time period under the Restated Rights Plan, or to change or supplement any provision in any manner the Company may deem necessary or desirable, provided that no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person or its Affiliates or associates) or cause the

Rights to again be redeemable or the Restated Rights Plan to again be freely amendable.

Anti-takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, beneficially owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Special Stockholder Meetings

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that a special meeting of stockholders may be called only by our board of directors, provided, however, that the board of directors shall call a special meeting of stockholders upon request by the holders of not less than 25% of all shares entitled to cast votes at the meeting, voting as a single class, only for the purpose of removing directors from office.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

Our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Election and Removal of Directors; Filling Vacancies

At each annual meeting of our stockholders, directors elected to succeed those directors shall be elected for a term expiring at the next annual meeting of stockholders. Because our stockholders do not have cumulative voting rights, our stockholders constituting a plurality of the votes cast will be able to elect all of our directors. Our amended and restated certificate of incorporation provides for the removal of any of our directors with or without cause, but only by the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of capital stock of the company entitled to vote generally in the election of directors, voting as a single class. Any vacancy

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in the board of directors resulting from such removal may be filled by a majority of the directors then in office, though less than a quorum, or by the stockholders at a special meeting of the stockholders held for that purpose. Any vacancy on our board of directors resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation or other cause (other than removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office.

Choice of Forum

Our amended and restated bylaws provide that, unless we consent in writing to the selection of another forum, (a) the Delaware Court of Chancery will be the sole and exclusive forum for the following actions: (i) any derivative action or proceeding brought by or on behalf of us; (ii) any action asserting a claim for breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of us to the Company or our stockholders; (iii) any action arising pursuant to any provision of the General Corporation Law of the State of Delaware or our amended and restated certificate of incorporation or our amended and restated bylaws; and (iv) any action asserting a claim against us governed by the internal affairs doctrine and (b) the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.  Additionally, the amended and restated bylaws include language pursuant to which stockholders are deemed to have consented to personal jurisdiction in the Delaware Court of Chancery or the federal district courts of the United States, as applicable, and to service of process on their counsel in any action initiated in violation of the forum selection provisions.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Amendment of Certificate of Incorporation Provisions

The amendment of any of the above provisions relating to our amended and restated certificate of incorporation, would require approval by a stockholder vote by the holders of at least a 66-2/3% of the voting power of all of the then outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

The provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Nasdaq Global Select Market listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “EXTR.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 462 South 4th Street, Suite 1600, Louisville, KY  40202.

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